Exhibit 5.1

Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

August 12, 2013
Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202

Re:	Chiquita Brands International, Inc.
Shelf Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as special counsel to Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “SEC”).
Pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement relates to, among other things, the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of the following securities of the Company with an aggregate public offering price not to exceed $500 million or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies or composite currencies as shall be designated by the Company: (i) shares of common stock, $.01 par value per share, of the Company (“Common Stock”); (ii) shares of preferred stock, $.01 par value per share, of the Company (the “Preferred Stock”), in one or more series; (iii) senior or subordinated debt securities, which in either case may be secured or unsecured, which may be in one or more series (the “Debt Securities”), which may be issued under the Senior Indenture (the “Senior Indenture”) proposed to be entered into by and between the Company and Wells Fargo Bank, National Association, as trustee, and the Subordinated Indenture (the “Subordinated Indenture”), proposed to be entered into by and between the Company and Wells Fargo Bank, National Association, as trustee, respectively, forms of each of which are filed as an exhibit to the Registration Statement (collectively, the “Indentures” and the trustee under each Indenture, the “Trustee”); (iv) stock purchase contracts of the Company (the “Stock Purchase Contracts”) obligating the holders to purchase from or sell to the Company, and the Company to sell to or purchase from the holders, Common Stock or Preferred Stock at a future date or dates, which may be issued under one or more purchase contract agreements proposed to be entered into by the Company and a purchase contract agent or agents to be named; (v) stock purchase units of the Company (the “Stock Purchase Units”) each representing ownership of a Stock Purchase Contract and/or any of the Debt Securities or debt obligations of third parties, including United States treasury securities, other stock purchase contracts or Common Stock, securing a holder’s obligation to purchase or to sell, as the case may be, shares of Common Stock or shares of Preferred Stock under the Stock Purchase Contract; and (vi) warrants representing the right to receive, upon exercise, Common Stock, Preferred Stock or Debt Securities (collectively, the “Warrants”), which may be issued pursuant to one or more warrant agreements, proposed to be entered into with one or more warrant agents to be named; (vii) subscription rights to purchase Common or Preferred Stock (collectively, the “Subscription Rights”), which may be issued under one or more subscription rights certificates and/or pursuant to one or more subscription rights agreements proposed to be entered into with one or more subscription agents to be named, and; (viii) such indeterminate amount of Debt Securities and number of shares of Common Stock and Preferred Stock as may be issued upon conversion, exchange, exercise or settlement of any Preferred Stock, Debt Securities, Warrants or Subscription Rights, including as may be issued pursuant to anti-dilution adjustments, in amounts and at prices and on terms to be determined at the time of offering (the “Indeterminate Securities”). Any

August 12, 2013

guarantee with respect to any series of Debt Securities issued under either of the Indentures will be issued under such Indenture, as amended and supplemented by a supplemental indenture thereto, among the Company, each guarantor providing a guarantee of the Debt Securities of such series, and the trustee under such Indenture.
This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Senior Indenture; (iii) the Statement of Eligibility of the Senior Indenture Trustee on Form T-1; (iv) the Subordinated Indenture; and (v) the Statement of Eligibility of the Subordinated Indenture Trustee on Form T-1. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
In rendering the opinions expressed below, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action (including by the Company), corporate or other, and execution and delivery by such parties of such documents and, except as to the Company with respect to the Debt Securities as to which we express our opinion herein, the validity and binding effect on such parties. We have also assumed that (i) the Company has been duly organized and is validly existing in good standing under the laws of the state of New Jersey and that the Company has complied and will comply with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Indentures and the Registration Statement; and (ii) the choice of New York law to govern the Indentures is a valid and legal provision. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that: with respect to any series of Debt Securities, (the “Offered Debt Securities”), when (i) the applicable Indenture, including any necessary supplemental indenture, has been validly executed and delivered to the Company by the Trustee; (ii) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act and the applicable Indenture has been qualified under the Trust Indenture Act; (iii) an appropriate prospectus supplement with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iv) any underwriting agreement applicable to the Offered Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (v) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Debt Securities and related matters; (vi) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law, the Company’s certificate of incorporation or its by-laws, or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vii) the Offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Debt Securities (including any Debt Securities duly issued upon conversion, exchange or exercise of any Preferred Stock, Debt Securities or Warrants), when issued and sold in accordance with the applicable Indenture and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (a) applicable bankruptcy, insolvency,

August 12, 2013

reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), (c) public policy considerations which may limit the rights of parties to obtain remedies, (d) the waivers of any usury defense contained in the Indentures or Offered Debt Securities which may be unenforceable, (e) requirements that a claim with respect to any Offered Debt Securities denominated in a currency, currency unit or composite currency other than United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (f) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.
In rendering the opinions set forth above, we have assumed that the execution and delivery by the Company of the Indentures and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments that are listed in Part II of the Registration Statement.
Our opinions set forth above are limited to the laws of the State of New York and the Federal laws of the United States of America. We do not express any opinion with respect to the law of any other jurisdiction. The Debt Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations under the Securities Act, as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP